Exhibit 99 News Release

Milacron Appoints Sallie B. Bailey Director

CINCINNATI, Ohio – November 18, 2004...Milacron Inc. (NYSE: MZ) today announced the appointment of Sallie B. Bailey to the company’s board of directors, effective immediately. Mrs. Bailey, 45, currently serves as senior vice president – finance and controller at The Timken Company in Canton, Ohio.

“We are pleased to welcome Sallie Bailey as a new member of our board of directors,” said Ronald D. Brown, chairman, president and chief executive officer. “Sallie brings to Milacron strong financial acumen, as well as significant business experience with a global manufacturing company. We look forward to her valuable contributions.”

Prior to joining Timken in 1995, Mrs. Bailey held a variety of positions of increasing responsibility at Tenneco Inc., beginning in 1988. Prior to that, she worked as a CPA at Deloitte and Touche in Chicago. She received a bachelor’s degree in economics and German from Wellesley College in 1982 and a master’s degree in business administration, finance and accounting from the University of Chicago in 1984.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with about 3,500 employees and major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).

Photos of all Milacron directors are available at ftp://ftp.milacron.com/photo/directors/.

Contact: Al Beaupre 513-487-5918

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